PIPELINE SERVICE ORDER
(MAIN LINE)
This Pipeline Service Order is entered as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company, and PBF Holding Company LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Transportation Services Agreement (SJV System) dated as of August 31, 2016, by and among such parties (the “Agreement”). The Segments are set forth on Attachment 1 to this Pipeline Service Order (collectively, the “Main Line”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
(i)    Crude Reserved Capacity: 70,000 bpd (Monthly Average Basis)
(ii)    Crude Oil Transportation Fees: $1.5625 per Barrel fixed rate subject to adjustment as set forth below;
(iii)    Excess Throughput Fees: $    0.3125 per Barrel fixed rate for each Barrel transported on the Main Line in excess of the Crude Reserved Capacity specified in clause (i) above;
(iii)    Charges: PBF Holding shall be allocated PBF Holding’s Share of the actual costs incurred by TVPC for electricity, natural gas and other utilities required for the ownership, maintenance and operation of the Main Line. “PBF Holding’s Share” means a number, expressed as a percentage, equal to the quotient of (a) the greater of (i) the total Barrels throughput by PBF Holding on the Main Line, in the aggregate, during the sixth-month period preceding the date of determination or (ii) the Minimum Throughput Commitment during such period, and (b) the total Barrels throughput by all Persons on the Main Line during such period.
(iii)     Crude Shortfall Payment Calculation: If, for any Month, Actual Shipments for such Month on the Main Line are less than the applicable Crude MTC, then PBF Holding shall pay TVPC an amount (a “Shortfall Payment”) with respect to the Main Line equal to the difference between (i) the Crude MTC multiplied by the Transportation Fee and (ii) the aggregate Transportation Fees for such Month payable with respect to the Main Line. The aggregate dollar amount of any Crude Shortfall Payments under this Pipeline Service Order included in the monthly invoices described in Section 8(c) of the Agreement and paid by PBF Holding shall be posted as a Credit to PBF Holding’s account, and such Credit shall be applied in subsequent monthly invoices against Excess Throughput Fees applicable to throughput of Barrels of Crude Oil during any of the succeeding three (3) Months under any PBF Holding Pipeline Service Order. “Actual Shipment” means the volume of Crude Oil that is delivered on the Main Line under this Pipeline Service Order and any volumes of Crude Oil that is delivered on the Main Line by a PBF Holding Crude Oil Supplier or a PBF Holding Designee.
(iv)    PBF Holding shall also be responsible for:
(a)    reimbursement related to newly imposed taxes pursuant to Section 6 of the Agreement;
(b)    Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7 of the Agreement; and
(c)    any other services as may be agreed.
Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: /s/ Matthew Lucey Name: Matthew Lucey Title: Executive Vice President	By: /s/ Trecia Canty Name: Trecia Canty Title: Secretary

ATTACHMENT 1
Main Line:

M-1 Emidio to Rose - 10.7 miles 16”
M-1 Rose to Grapevine - 5.7 miles 16”
M-1 Grapevine to Lebec - 5.1 miles 12”
M-70 Lebec to Newhall - 4.6 miles 12”, 38.4 miles 16”
M-70 Newhall to Saticoy - 18.2 miles 16”
M-70 Saticoy to Slauson - 20.4 miles 16”
M-70 Slauson to Torrance - 13.3 miles 16”